Exhibit 99.1

NEWS RELEASE

Visteon Announces First-Quarter 2016 Results

•	Strong financial performance

•	Sales of $802 million

•	Adjusted EBITDA of $89 million

•	Net income of $19 million

•	Electronics performance

•	Electronics sales of $793 million

•	Adjusted EBITDA of $94 million

•	Electronics backlog of $15.6 billion

•	Repurchased approximately 6 million shares in first quarter as part of board-approved execution of share repurchase programs to be completed by year-end; 34 million shares outstanding as of April 21, 2016

•	Paid special distribution to shareholders in January of $1.74 billion as part of previously announced plan to return $2.5 billion-$2.75 billion of cash to shareholders by June 2016

•	Recovered Climate transaction withholding taxes of $356 million, approximately $340 million in net cash after U.S. tax payment

VAN BUREN TOWNSHIP, Mich., April 28, 2016 — Visteon Corporation (NYSE: VC) today announced first-quarter 2016 results, reporting sales of $802 million and net income attributable to Visteon of $19 million, or $0.49 per diluted share. Adjusted EBITDA, a non-GAAP financial measure as defined below, was $89 million for the first quarter, compared with $78 million in the same period last year. Adjusted net income, a non-GAAP financial measure as defined below, was $47 million for the first quarter, or $1.22 per diluted share.

“Our strong financial results reflect the increasing desire of vehicle manufacturers to include our cockpit electronics technology in their vehicles, as well as solid cost performance across our global operations,” said Sachin Lawande, president and CEO. “We made progress aligning our engineering organization with our customers’ needs regionally and globally, while bringing more strategic focus to our research and development investment. We continue to leverage our position as the only Tier 1 automotive supplier exclusively focused on the rapidly growing automotive cockpit electronics segment.”

Cash used by operating activities in the first quarter, including discontinued operations, totaled $58 million. Adjusted free cash flow, a non-GAAP financial measure as defined below, was a use of $28 million for the first quarter.

First Quarter in Review

Visteon reported first-quarter sales of $802 million, a decrease of $14 million compared with the same quarter last year. The decrease is primarily related to the sale of the Germany interiors facility during the fourth quarter of 2015 and unfavorable currency, partially offset by higher production volumes and new business.

Electronics Product Group sales totaled $793 million, an increase of $12 million from the first quarter of 2015. On a regional basis, Asia accounted for 38 percent of sales, Europe 32 percent, North America 29 percent, and South America 1 percent.

Visteon gross margin for the first quarter of 2016 was $121 million, compared with $112 million a year earlier. Selling, general and administrative expenses were $56 million for the first quarter, compared with $58 million for the first quarter of 2015. The $9 million increase in gross margin reflected higher sales volume and new business impacts, partially offset by the impact of unfavorable currency.

Adjusted EBITDA for the Electronics Product Group was $94 million for the first quarter of 2016, compared with $84 million for the same quarter last year. The improvement was primarily driven by increased production volumes and new business, partially offset by unfavorable currency. Beginning in 2016, costs associated with the company’s corporate headquarters and other administrative support functions have been included with the Electronics Product Group for all comparative periods. Adjusted EBITDA for the Other operations was a loss of $5 million, compared with a loss of $6 million for the first quarter last year.

For the first quarter of 2016, the company reported net income attributable to Visteon of $19 million, or earnings per share of $0.49 per diluted share. First-quarter net income included a loss of $13 million from discontinued operations, net of tax and $15 million of restructuring, transformation, integration and related costs. Adjusted net income, which excludes these costs, was $47 million, or $1.22 per diluted share.

Through the first quarter of 2016, customers awarded Visteon new business wins amounting to $1.2 billion of lifetime revenue. Visteon’s ongoing backlog, defined as cumulative remaining life-of-program booked sales, was approximately $15.6 billion as of March 31, 2016, an increase of $0.4 billion since Dec. 31, 2015.

Pending Acquisition of AllGo Systems

On Jan. 12, 2016, Visteon announced it had signed an agreement to acquire AllGo Systems – a leading developer of embedded multimedia system solutions to global vehicle manufacturers – to add greater scale depth to Visteon’s infotainment software capabilities. The transaction, which is subject to customary closing conditions and regulatory approvals, is expected to be completed during the second quarter of 2016.

Cash and Debt Balances

As of March 31, 2016, Visteon had global cash and equivalents totaling $808 million. During the first quarter of 2016, Visteon paid a special distribution to its shareholder of approximately $1.74 billion. This outflow was partially offset by a recovery of $356 million of withholding taxes related to the 2015 climate divestiture. Total debt as of March 31 was $382 million.

For the first quarter of 2016, cash from operations was a use of $58 million, capital expenditures were $25 million and adjusted free cash flow was a use of $28 million in the quarter. Cash flows included results related to discontinued operations.

Visteon had a use of $13 million of cash from operations related to Electronics Product Group costs. Electronics Product Group capital expenditures totaled $24 million, and adjusted free cash flow for the Electronics Product Group was a use of $22 million in the quarter.

Special Distribution to Shareholders and Share Repurchases

On Jan. 22, 2016, Visteon paid a special distribution of $43.40 per share of its common stock outstanding as of Jan. 15, 2016, or approximately $1.74 billion in the aggregate.

During the first quarter of 2016, Visteon purchased $105 million, or 1,607,849 shares, under the stock repurchase agreement entered in December 2015, complying with the provisions of Rule 10b5-1 and Rule 10b-18 under the Securities Exchange Act of 1934 (“10b5-1 Share Repurchase Program”). Additionally, during the first quarter of 2016, Visteon entered into an Accelerated Stock Buyback (ASB) with a third party to purchase shares of its common stock for a payment of $395 million and received 4,370,678 shares. This ASB is expected to be completed by Dec. 15, 2016. Visteon’s board of directors has authorized $500 million of share repurchase of its shares of common stock through Dec. 31, 2016, including the 10b5-1 Share Repurchase Program entered in 2015 and the ASB entered in 2016.

Since the June 9, 2015, Climate transaction, Visteon has substantially completed the return of approximately $2.75 billion to shareholders through 2015 and 2016 share repurchases and the January 2016 special distribution.

Full-Year 2016 Outlook

Visteon affirmed its full-year 2016 guidance for its key financial metrics. The company projects 2016 sales for the Electronics Product Group of $3.2 billion. Adjusted EBITDA for the Electronics Product Group is projected in the range of $305 million to $335 million. Adjusted free cash flow, as defined below, for the Electronics Product Group is projected in the range of $110 million to $150 million.

About Visteon

Visteon is a global company that designs, engineers and manufactures innovative cockpit electronics products and connected car solutions for most of the world’s major vehicle manufacturers. Visteon is a leading provider of instrument clusters, head-up displays, information displays, infotainment, audio systems, and telematics solutions; its brands include Lightscape®, OpenAir® and SmartCore™. Headquartered in Van Buren Township, Michigan, Visteon has nearly 11,000 employees at more than 40 facilities in 18 countries. Visteon had sales of $3.25 billion in 2015. Learn more at www.visteon.com.

Conference Call and Presentation

Today, Thursday, April 28, at 9 a.m. ET, the company will host a conference call for the investment community to discuss the quarter’s results and other related items. The conference call is available to the general public via a live audio webcast.

The dial-in numbers to participate in the call are:

U.S./Canada: 855-855-4109

Outside U.S./Canada: 706-643-3752

(Call approximately 10 minutes before the start of the conference.)

The conference call and live audio webcast, the financial results news release, related presentation materials and other supplemental information will be accessible through Visteon’s website at www.visteon.com.

A replay of the conference call will be available through the company’s website or by dialing 855-859-2056 (toll-free from the U.S. and Canada) or 404-537-3406 (international). The conference ID for the phone replay is 86737426. The phone replay will be available for one week following the conference call.

Forward-looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to: (1) conditions within the automotive industry, including (i) the automotive vehicle production volumes and schedules of our customers, (ii) the financial condition of our customers and the effects of any restructuring or reorganization plans that may be undertaken by our customers or suppliers, including work stoppages, and (iii) possible disruptions in the supply of commodities to us or our customers due to financial distress, work stoppages, natural disasters or civil unrest; (2) our ability to satisfy future capital and liquidity requirements; including our ability to access the credit and capital markets at the times and in the amounts needed and on terms acceptable to us; our ability to comply with financial and other covenants in our credit agreements; and the continuation of acceptable supplier payment terms; (3) our ability to satisfy pension and other post-employment benefit obligations; (4) our ability to access funds generated by foreign subsidiaries and joint ventures on a timely and cost-effective basis; (5) our ability to execute on our transformational plans and cost-reduction initiatives in the amounts and on the timing contemplated; (6) general economic conditions, including changes in interest rates, currency exchange rates and fuel prices; (7) the timing and expenses related to internal restructurings, employee reductions, acquisitions or dispositions and the effect of pension and other post-employment benefit obligations; (8) increases in raw material and energy costs and our ability to offset or recover these costs, increases in our warranty, product liability and recall costs or the outcome of legal or regulatory proceedings to which we are or may become a party; and (9) those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2015).

Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this release, and which we assume no obligation to update. The financial results presented herein are preliminary and unaudited; final financial results will be included in the company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016. New business wins and rewins do not represent firm orders or firm commitments from customers, but are based on various assumptions, including the timing and duration of product launches, vehicle production levels, customer price reductions and currency exchange rates.

Use of Non-GAAP Financial Information

This press release contains information about Visteon’s financial results which is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these comparable GAAP financial measures for 2016 is not intended to indicate that Visteon is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the company at the date of this press release and the adjustments that management can reasonably predict.

Follow Visteon:

Contact:

Media:

Jim Fisher

734-710-5557

734-417-6184 – mobile

jfishe89@visteon.com

Investors:

Bob Krakowiak

734-710-5793

bkrakowi@visteon.com

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended
	March 31
	2016	2015
Sales	$802	$816
Cost of sales	681	704

Gross margin	121	112
Selling, general and administrative expenses	56	58
Restructuring expense	10	3
Interest expense, net	2	5
Equity in net income of non-consolidated affiliates	—	(1)
Other expense, net	4	12

Income from continuing operations before income taxes	49	33
Provision for income taxes	13	9

Net income from continuing operations	36	24
(Loss) income from discontinued operations, net of tax	(13)	46

Net income	23	70
Net income attributable to non-controlling interests	4	20

Net income attributable to Visteon Corporation	$19	$50

Earnings per share data:
Basic earnings per share
Continuing operations	$0.84	$0.43
Discontinued operations	(0.34)	0.70

Basic earnings per share attributable to Visteon Corporation	$0.50	$1.13

Diluted earnings per share
Continuing operations	$0.83	$0.42
Discontinued operations	(0.34)	0.68

Diluted earnings per share attributable to Visteon Corporation	$0.49	$1.10

Average shares outstanding (in millions)
Basic	38.1	44.4
Diluted	38.5	45.5

Comprehensive income:
Comprehensive income	$42	$20
Comprehensive income attributable to Visteon Corporation	$38	$8

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

(Unaudited)

	March 31	December 31
	2016	2015
ASSETS
Cash and equivalents	$801	$2,728
Short-term investments	—	47
Restricted cash	7	8
Accounts receivable, net	538	502
Inventories, net	182	187
Other current assets	204	581

Total current assets	1,732	4,053

Property and equipment, net	349	351
Intangible assets, net	129	133
Investments in affiliates	56	56
Other non-current assets	102	88

Total assets	$2,368	$4,681

LIABILITIES AND EQUITY
Distribution payable	$15	$1,751
Short-term debt, including current portion of long-term debt	36	37
Accounts payable	480	482
Accrued employee liabilities	99	132
Other current liabilities	298	370

Total current liabilities	928	2,772

Long-term debt	346	346
Employee benefits	261	268
Deferred tax liabilities	22	21
Other non-current liabilities	79	75

Stockholders’ equity
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	1,243	1,345
Retained earnings	1,213	1,194
Accumulated other comprehensive loss	(171)	(190)
Treasury stock	(1,700)	(1,293)

Total Visteon Corporation stockholders’ equity	586	1,057
Non-controlling interests	146	142

Total equity	732	1,199

Total liabilities and equity	$2,368	$4,681

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS 1

(Dollars in Millions)

(Unaudited)

	Three Months Ended
	March 31
	2016	2015
OPERATING
Net income	$23	$70
Adjustments to reconcile net income to net cash (used by) provided from operating activities:
Depreciation and amortization	21	68
Asset impairments and losses on divestitures	1	14
Equity in net income of non-consolidated affiliates, net of dividends remitted	—	(2)
Non-cash stock-based compensation	2	3
Changes in assets and liabilities:
Accounts receivable	(24)	(62)
Inventories	9	(29)
Accounts payable	4	110
Accrued income taxes	(43)	(18)
Other assets and other liabilities	(51)	19

Net cash (used by) provided from operating activities	(58)	173
INVESTING
Capital expenditures	(25)	(55)
Climate Transaction withholding tax refund	356	—
Short-term investments	47	—
Loans to non-consolidated affiliates	(8)	(10)
Proceeds from asset sales	3	3
Other	—	(8)

Net cash provided from (used by) investing activities	373	(70)
FINANCING
Short-term debt, net	—	(10)
Principal payments on debt	(1)	(3)
Distribution payment	(1,736)	—
Repurchase of common stock	(500)	—
Dividends paid to non-controlling interests	—	(3)
Exercised warrants and stock options	—	10
Stock based compensation tax withholding	(11)	—

Net cash used by financing activities	(2,248)	(6)
Effect of exchange rate changes on cash and equivalents	7	(17)

Net (decrease) increase in cash and equivalents	(1,926)	80
Cash and equivalents at beginning of period	2,729	827

Cash and equivalents at end of period	$803	$907

[1]	The Company has combined cash flows from discontinued operations with cash flows from continuing operations within the operating, investing and financing categories. As such, cash and equivalents above include amounts reflected as current assets held for sale within other current assets on the Consolidated Balance Sheets.

VISTEON CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited, Dollars in Millions)

Adjusted EBITDA: Adjusted EBITDA is presented as a supplemental measure of the Company’s performance that management believes is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company’s operating activities across reporting periods. The Company defines Adjusted EBITDA as net income attributable to the Company adjusted to eliminate the impact of depreciation and amortization, restructuring expense, net interest expense, loss on debt extinguishment, equity in net income of non-consolidated affiliates, loss on divestiture, gain on non-consolidated affiliate transactions, other net expense, provision for income taxes, discontinued operations, net income attributable to non-controlling interests, non-cash stock-based compensation expense, pension settlement gains and other non-operating gains and losses. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

	Three Months Ended
	March 31
Total Visteon	2016	2015
Electronics	$94	$84
Other	(5)	(6)

Adjusted EBITDA	89	78

Depreciation and amortization	21	21
Restructuring expense	10	3
Interest expense, net	2	5
Equity in net loss of non-consolidated affiliates	—	1
Other expense, net	4	12
Provision for income taxes	13	9
Net income attributable to non-controlling interests	4	20
Non-cash, stock-based compensation expense	2	3
Other	1	—
Loss (income) from discontinued operations, net of tax	13	(46)

Net income attributable to Visteon	$19	$50

	Three Months Ended		Estimated
	March 31		Full Year
Electronics *	2016	2015	2016**
Adjusted EBITDA	$94	$84	$305 - $335
Depreciation and amortization	21	20	90
Restructuring expense	10	3	30 - 20
Interest expense, net	2	5	15
Equity in net loss of non-consolidated affiliates	—	1	—
Other expense, net	3	7	15
Provision for income taxes	13	17	65
Net income attributable to non-controlling interests	4	5	20
Non-cash, stock-based compensation expense	2	3	8
Other	1	—	—

Net income	$38	$23	$62 - $102
Loss (income) from discontinued operations, net of tax	13	(46)
All other loss, net of tax	6	19

Net income attributable to Visteon	$19	$50

*	During the first quarter of 2016, the Company combined corporate costs with the Electronics product group.
**	Guidance excludes Other operations and discontinued operations.

Adjusted EBITDA is not a recognized term under U.S. GAAP and does not purport to be a substitute for net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and is not intended to be a measure of cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. In addition, the Company uses Adjusted EBITDA (i) as a factor in incentive compensation decisions, (ii) to evaluate the effectiveness of the Company’s business strategies, and (iii) because the Company’s credit agreements use similar measures for compliance with certain covenants.

Free Cash Flow and Adjusted Free Cash Flow: Free cash flow and Adjusted free cash flow are presented as supplemental measures of the Company’s liquidity that management believes are useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines Free cash flow as cash flow provided from operating activities less capital expenditures. The Company defines Adjusted free cash flow as cash flow provided from operating activities less capital expenditures, as further adjusted for restructuring and transformation-related payments. Free cash flow and Adjusted free cash flow include amounts associated with discontinued operations. Because not all companies use identical calculations, this presentation of Free cash flow and Adjusted free cash flow may not be comparable to other similarly titled measures of other companies.

	Three Months Ended
	March 31
Total Visteon	2016	2015
Cash (used by) provided from operating activities - Electronics*	$(13)	$12
Cash used by operating activities - discontinued operations and other	(45)	161

Cash (used by) provided from operating activities total Visteon	$(58)	$173
Capital expenditures	(25)	(55)

Free cash flow	$(83)	$118
Restructuring/transformation-related payments	55	21

Adjusted free cash flow	$(28)	$139

	Three Months Ended
	March 31		Estimated
Electronics*	2016	2015	Full Year 2016**
Cash (used by) provided from operating activities	$(13)	$12	$125 - $155
Capital expenditures	(24)	(23)	90 - 80

Free cash flow	$(37)	$(11)	$35 - $75
Restructuring/transformation-related payments	15	17	75

Adjusted free cash flow	$(22)	$6	$110 - $150

*	During the first quarter of 2016, the Company combined corporate costs with the Electronics product group.
**	Guidance excludes Other operations and discontinued operations.

Free cash flow and Adjusted free cash flow are not recognized terms under U.S. GAAP and do not purport to be a substitute for cash flows from operating activities as a measure of liquidity. Free cash flow and Adjusted free cash flow have limitations as analytical tools as they do not reflect cash used to service debt and do not reflect funds available for investment or other discretionary uses. In addition, the Company uses Free cash flow and Adjusted free cash flow (i) as factors in incentive compensation decisions and (ii) for planning and forecasting future periods.

Adjusted Net Income and Adjusted Earnings Per Share: Adjusted net income and Adjusted earnings per share are presented as supplemental measures that management believes are useful to investors in analyzing the Company’s profitability. The Company defines Adjusted net income as net income attributable to Visteon plus net restructuring expenses, reorganization items and other non-operating gains and losses, as further adjusted to eliminate the impact of discontinued operations. The Company defines Adjusted earnings per share as Adjusted net income divided by diluted shares. Because not all companies use identical calculations, this presentation of Adjusted net income and Adjusted earnings per share may not be comparable to other similarly titled measures of other companies.

	Three Months Ended
	March 31
	2016	2015
Diluted earnings per share:
Net income attributable to Visteon	$19	$50
Average shares outstanding, diluted (in millions)	38.5	45.5

Diluted earnings per share	$0.49	$1.10

Adjusted earnings per share:
Net income attributable to Visteon	$19	$50
Restructuring expense	10	3
Other expense, net	4	12
Other	1	15
(Loss) income from discontinued operations, net of tax	(13)	46

Adjusted net income	$47	$34
Average shares outstanding, diluted (in millions)	38.5	45.5

Adjusted earnings per share	$1.22	$0.75

Adjusted net income and Adjusted earnings per share are not recognized terms under U.S. GAAP and do not purport to be a substitute for profitability. Adjusted net income and Adjusted earnings per share have limitations as analytical tools as they do not consider certain restructuring and transaction-related payments and/or expenses. In addition, the Company uses Adjusted net income and Adjusted earnings per share for planning and forecasting future periods.